CONFORMED COPY

PLEDGE AGREEMENT

on

SHARES

in

CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.

Dated July 21, 2006

among

Central European Media Enterprises Ltd.

as the Pledgor

European Bank for Reconstruction and Development

as the Pledgee

and

Central European Media Enterprises N.V.

as the Company

THIS PLEDGE AGREEMENT is made this 21st day of July, 2006 (this “Pledge Agreement”), by and among Central European Media Enterprises Ltd., a company duly incorporated and existing under the laws of Bermuda, with its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda, as the “Pledgor”, European Bank for Reconstruction and Development, a multilateral development bank established pursuant to an international treaty, the Agreement Establishing the European Bank of Reconstruction and Development, dated the twenty-ninth day of May nineteen hundred ninety, having its business offices at One Exchange Square, London EC2A 2JN, United Kingdom, as the “Pledgee”, and Central European Media Enterprises N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands Antilles, having its corporate seat in Curaçao, the Netherlands Antilles, and its registered address at De Ruyterkade 62, Curaçao, the Netherlands Antilles and registered in the commercial register of the Chamber of Commerce and Industries of Curaçao under number 67248 (O) (the “Company”),

WHEREAS, the Pledgor, as borrower, has entered into that certain loan agreement with the Pledgee, as lender, dated July 21, 2006 (as amended, novated, restated, supplemented or otherwise modified from time to time, including without limitation, by way of increase of the facilities made available thereunder) (the “Loan Agreement”);

WHEREAS, upon incorporation on July 14, 1994, the Pledgor acquired the legal and beneficial title to 60 ordinary shares in the capital of the Company, and pursuant to the issuance of one share on September 19, 1994, the Pledgor acquired the legal and beneficial title to 1 ordinary share in the capital of the Company, each with a nominal value of USD 100,- and collectively constituting the entire issued and outstanding share capital of the Company (the “Present Shares”);

WHEREAS, to secure the performance of the Secured Obligations, as defined hereafter, the Pledgor and the Pledgee hereby wish to establish a right of pledge in respect of the Present Shares as well as in respect of any and all future shares in the capital of the Company to be acquired (either through issue, purchase, distribution or otherwise) by the Pledgor after the date of this Pledge Agreement (the “Future Shares”, together with the Present Shares hereafter where appropriate also referred to as the “Shares”), under the following terms;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

1.	Definitions

Unless otherwise defined herein, or the context requires otherwise, terms used in this Pledge Agreement, including its preamble and recitals, shall have the meaning as defined in the Loan Agreement. In addition, the following terms used in this Pledge Agreement, including its preamble and recitals, shall have the following meanings:
(a)	an “Event of Default”: each Event of Default as defined in article 7 of the Loan Agreement, as well as, insofar as not included in that definition, each Event of Statutory Default;
(b)	an "Event of Statutory Default": each event where the Pledgor is in default (verzuim), as defined in Article 6:81 of the NACC, in the performance of one or more of the Secured Obligations,
(c)	“Financing Agreements” shall have the meaning ascribed to it in the Loan Agreement,
(d)	“Existing Right of Pledge” means a right of pledge on the Shares created in favour of the Security Trustee, on the fifth day of May, two thousand and five, pursuant to the Indenture;
(e)	the “Indenture” means the indenture dated May 5, 2005 between - inter alia - the Pledgor and the Security Trustee,
(f)	the “Right of Pledge”: the right of pledge in respect of the Shares established in this Pledge Agreement;
(g)
the “Secured Obligations”: any and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each of the Pledgor, the Company and CME Media Enterprises B.V. to pay an amount of money (tot voldoening van een geldsom) to the Pledgee under the Financing Agreements, each as amended from time to time, as well as all payment obligations of the Pledgor to the Pledgee under this deed,

(h)
the “Security Trustee” means JPMorgan Chase Bank, N.A., London Branch, a national banking association organized under the laws of the State of New York, having its specified office at Trinity Tower, 9 Thomas More Street, London E1W 1YT, United Kingdom, and

(i)	a “Voting Event” means an event on which an Event of Statutory Default has occurred of which the Pledgee has given notice to the Pledgor and the Company.

2.	Right of Pledge

2.1
As security for the Secured Obligations, the Pledgor hereby agrees to grant and hereby grants to the Pledgee a disclosed right of pledge (openbaar pandrecht) in respect of the Shares, which Right of Pledge the Pledgee agrees to accept and hereby so accepts.

2.2
The Right of Pledge is one and indivisible (één en ondeelbaar). The Right of Pledge shall not be affected by one or more but not all of the Secured Obligations being discharged or the Secured Obligations being amended. The Right of Pledge includes a right of pledge in respect of all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Shares.

2.3
The Pledgor shall, if and when required by the Pledgee, execute such further encumbrances and assurances, and do all such acts and things as the Pledgee may reasonably require over or in relation to the Shares to maintain, perfect or protect the security rights created by this Pledge Agreement over the Shares, such that this Pledge Agreement will continue to constitute a right of pledge of the Shares, until payment in full of the Secured Obligations or termination of this Pledge Agreement in accordance with Section 8 of this Pledge Agreement.

2.4
By co-signing this Pledge Agreement, the Company acknowledges the Right of Pledge created by this Pledge Agreement, as provided in article 2:110 and 2:113 of the Netherlands Antilles Civil Code (“NACC”).

2.5	The Company shall register in the Company’s shareholders’ register that the Shares are encumbered with a right of pledge in favor of the Pledgee.

3.	Voting rights

3.1.
The voting and other consensual rights and similar rights or powers attaching to the Shares or any part thereof (the “Voting Rights”) are hereby transferred by the Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of (i) the occurrence of a Voting Event and (ii) the termination and/or release of the Existing Right of Pledge. This conditional transfer of Voting Rights was approved by the shareholders meeting of the Company in a written resolution adopted outside of a general meeting on the 20th day of July, two thousand and six. Until the occurrence of a Voting Event and subject to the termination and/or release of the Existing Right of Pledge, the Pledgor may exercise any and all such Voting Rights, save:

(a)	that no such exercise may violate or be inconsistent with the express terms of purpose of this Pledge Agreement, the Loan Agreement or the Indenture;
(b)	that no such exercise may have the effect of impairing the position or interests of the Pledgee; and
(c)	as set out in Section 3.2 below.

3.2.	Upon the occurrence of a Voting Event:

(a)
any and all rights of the Pledgor to exercise the Voting Rights which it is entitled to exercise pursuant to Section 3.1 above shall cease automatically without further notice to the Pledgor being required and the Pledgee shall have the sole and exclusive right and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit; and

(b)
the Pledgee shall immediately be entitled, at any time at its sole discretion, to effect the resignation of and/or to dismiss the directors of the Company or any of them, and to appoint new directors of the Company and the Pledgor hereby undertakes to do all things and execute all documents and instruments as may be required by the Pledgee to ensure the effectiveness of any such resignations, dismissals or appointments.

3.3.
By signing this Pledge Agreement, the Company confirms (and the other parties agree) that a written notice from the Pledgee to the Company stating that a Voting Event has occurred, shall be sufficient for the Company to accept the Pledgee as being exclusively entitled to such rights and other powers which it is entitled to exercise pursuant to this Section 3 upon the occurrence of such a Voting Event and subject to the termination and/or release of the Existing Right of Pledge.

3.4.
In addition and without prejudice to the obligations of the Pledgor pursuant to the Loan Agreement, each of the Pledgor and the Company agrees to notify the Pledgee immediately of any event or circumstance which could reasonably be of importance to the Pledgee with a view to the preservation and exercise of the Pledgee’s rights under or pursuant to this Agreement, such as (without limitation) the filing of a petition for the bankruptcy of the Pledgor, the filing of a petition for a moratorium of payments by the Pledgor, attachment or garnishment of the Pledgor’s assets, the termination of any one of the Pledgor’s commercial activities or its dissolution.

3.5.
Upon the occurrence of a Voting Event and subject to the termination and/or release of the Existing Right of Pledge, the Pledgee shall have the rights which the law attributes to holders of depositary receipts, issued with a company's co-operation, of shares in its capital.

3.6.
During the term of the Right of Pledge, the foregoing provisions of this Section 3 with respect to the Voting Rights on the Shares also apply to the Future Shares. In addition, the Pledgor and the Pledgee shall, if reasonably practicable, at the time of or, if not practicable at such time, as soon as reasonably practicable, the acquisition of such Future Shares, arrange that the attribution of the voting rights attaching thereto shall be ratified if that is reasonably deemed necessary, in the Pledgee's sole discretion, to enable the Pledgee to exercise such voting rights upon the occurrence of the condition precedent as provided in Section 3.1 of this Pledge Agreement. If such ratification is, at the Pledgee's sole discretion, not obtained in time, the Pledgor shall fully co-operate in the taking of such other reasonable measures relating to such transfer of voting rights as are proposed by the Pledgee.

4.	Authority to collect

4.1
The authority to collect dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable on any one or more of the Shares, shall accrue to the Pledgee, as provided for in Section 3:246 of the NACC, subject to the termination and/or release of the Existing Right of Pledge.

4.2
In derogation of the provisions of paragraph 1, the Pledgee hereby grants approval to the Pledgor to collect all dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable on any one or more of the Shares, subject to the termination and/or release of the Existing Right of Pledge.

4.3
The Pledgee may terminate the authorization mentioned in paragraph 2 upon occurrence of an Event of Default only. Termination of the authorization is made by written statement to that effect, by the Pledgee to the Pledgor. The Pledgee shall inform the Company of the termination in writing.

5.	Representations and warranties

5.1	The Pledgor hereby represents and warrants that the following is true and correct on the date of this Pledge Agreement:

a.
the Company is a public company with limited liability, legally established under the laws of the Netherlands Antilles by notarial deed, drawn up before Gerard Christoffel Antonius Smeets, civil law notary officiating in Curaçao, on the fourteenth day of July nineteen hundred and ninety-four. A copy of the present articles of association is attached to this Pledge Agreement (Annex I). The Company is currently registered with the commercial register of the Chamber of Commerce and Industries of Curaçao under number 67248 (O). A copy of the extract from the commercial register is attached to this Pledge Agreement (Annex II);

b.
the Company has not been dissolved, and no resolution has been adopted to dissolve the Company, nor has any request therefore been filed, nor has any notice by the Chamber of Commerce, as described in Section 2:25 of the NACC, been received. The Company has not been declared bankrupt nor has a suspension of payment been declared, nor have any requests thereto been filed;

c.	the shareholders' register is accurate and completely up to date. A copy of the shareholders' register is attached to this Pledge Agreement (Annex III);

d.
the entire issued share capital of the Company consists of sixty-one (61) ordinary shares; all of the issued shares are fully paid-up; the Company has not granted any rights to subscribe for shares in its capital which have not yet been exercised;

e.	the Pledgor has a complete and unencumbered right to the Shares, with the exception of the Existing Right of Pledge;
f.
the Shares are not subject to either (limited) rights or obligations to transfer to third parties or claims based on contracts of any nature and have not been encumbered with any attachments, except for the Existing Right of Pledge;

g.	the Pledgor is authorized to establish the Right of Pledge;
h.	all resolutions and approvals, required for establishing the Right of Pledge, have been adopted and received respectively;
i.
the obligations of the Pledgor and the Company vis-à-vis the Pledgee, resulting from the Loan Agreement, the other Financing Agreements and this Pledge Agreement respectively, are lawful obligations of the Pledgor and the Company respectively and are legally enforceable against the Pledgor and the Company respectively;

j.
the assumption and performance by the Pledgor and the Company respectively of the obligations vis-à-vis the Pledgee resulting from the Loan Agreement, the other Financing Agreements and this Pledge Agreement are not contrary to any provision of applicable law or any agreement to which the Pledgor or the Company is a party, or by which the Pledgor or the Company is bound in any other way;

l.	the Pledgor has provided the Pledgee with all information and data with respect to the Shares which the Pledgor reasonably believes to be of importance for the Pledgee;

5.2.	Furthermore, the Pledgor hereby declares:
the Pledgor has acquired the Shares as follows:
-
as for the numbers 1 through 60, pursuant to the notarial deed of incorporation, drawn up before Gerard Christoffel Antonius Smeets, civil law notary officiating in Curaçao, on the fourteenth day of July nineteen hundred and ninety-four.

-	as for the number 61, pursuant to the issuance of one share on the nineteenth day of September nineteen hundred and ninety-four.

6.	Undertakings by the Pledgor

6.1.
During the term of the Right of Pledge, the Pledgor shall not alienate, pledge or in any other way encumber the Shares or the (depositary receipts for) shares and rights to acquire (depositary receipts for) shares in the capital of the Company without the prior written consent of the Pledgee, except for an encumbrance permitted in accordance with the provisions of the Loan Agreement.

6.2.
The Pledgor shall as far as possible and with due regard to the Existing Right of Pledge provide that the (depositary receipts for) shares and rights to acquire (depositary receipts for) shares in the capital of the Company he acquires after execution of this Pledge Agreement shall be pledgeable, and that the transferability thereof shall not be more cumbersome than the transferability of the Shares.

6.3.
Whenever the Pledgor is aware that the Company is involved in the preparation of a legal merger or demerger as a result of which the Company would cease to exist, the Pledgor shall inform the Pledgee thereof in writing immediately.

6.4.
Whenever the Pledgor is aware that actions have been taken for the winding-up, dissolution, administration, bankruptcy, suspension of payments or reorganization of the Company, the Pledgor shall inform the Pledgee thereof in writing immediately.

7.	Exercise of the Right of Pledge

7.1.
Upon the occurrence of an Event of Statutory Default, the Pledgee has, with due regard to the relevant provisions of the Existing Right of Pledge, the right to exercise all rights and powers which the Pledgee has under the laws of the Netherlands Antilles as holder of a right of pledge over the Shares and the Pledgee shall be authorized to sell the Shares or part thereof, in accordance with Section 3:248 of the NACC, without prejudice to the provision of Section 3:251 of the NACC, in order to recover the proceeds thereof.

7.2
In the event the Pledgee enforces the Right of Pledge, the Pledgee shall, with due regard to the relevant provisions of the Existing Right of Pledge, following payment of the execution costs from the proceeds, allocate the net proceeds to fulfill the Secured Obligations.

7.3	The Pledgee does not bear the obligations referred to in Sections 3:249 and 3:252 of the NACC towards others than the Pledgor.

8.	Termination

8.1
The Pledgee is entitled to terminate (opzeggen) in whole or in part the Right of Pledge as referred to in Article 3:81(2) sub (d) of the NACC. Notice of termination must be given in writing by the Pledgee to the Pledgor and the Company.

8.2
The Right of Pledge shall terminate by operation of law upon the payment and satisfaction in full of all Secured Obligations. In that event, the Pledgee shall evidence such termination in accordance with the Loan Agreement.

9.	Costs

All reasonable costs, fees and expenses incurred in connection with the creation or execution of any documentation in connection with the Right of Pledge and the enforcement of the Right of Pledge shall be for the account of the Pledgor, and the Pledgor shall indemnify and hold harmless the Pledgee for such costs and reasonable expenses incurred in connection with such enforcement.

10.	Notices

10.1
Any notices or other communication under or in connection with this Pledge Agreement shall be in writing in the English language and shall be delivered personally or by registered mail or fax. Proof of posting shall be deemed to be proof of receipt:

(i)	in the case of hand delivery: on the day the notice is received by recipient;

(ii)	in the case of a registered letter: on the third business day after posting; or

(iii)	in the case of a fax transmission: upon receipt of fax confirmation.

Notices and other communications under this Pledge Agreement may in each case be sent to the following address of the parties hereto:

Address Pledgor:
Central European Media Enterprises Ltd.
c/o CME Development Corporation
2nd floor, Aldwych House
81 Aldwych
London WC2B 4HN
United Kingdom
Attention: Chief Financial Officer

Address Pledgee:
European Bank of Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom
Attention: Operation Administration Unit

Address of the Company:
Central European Media Enterprises N.V.
c/o Curaçao Corporation Company N.V.
De Ruyterkade 62,
Curaçao, Netherlands Antilles
with a copy to:
CME Development Corporation
2nd floor, Aldwych House
81 Aldwych
London WC2B 4HN
United Kingdom
Attention: Chief Financial Officer

or such other address or fax number as notified by the relevant party by not less than five business days prior notice.

10.2
As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with his books shall constitute full proof, subject to proof to the contrary, it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorized to exercise his right of execution, with due observance of the obligation of the Pledgee to pay over all amounts which afterwards would appear to be received by him in excess of his rights and with due regard to the relevant provisions of the Existing Right of Pledge.

11.	Rescission

The Pledgor and the Pledgee hereby waive, to the fullest extent permitted by law, their right to dissolve this Pledge Agreement pursuant to failure in the performance of one or more of their obligations as referred to in Article 6:265 of the NACC or on any other ground.

12.	Governing Law and Submission to Jurisdiction

12.1	The provisions of this Pledge Agreement and the Right of Pledge created hereby, are governed by, and shall be construed in accordance with, the laws of the Netherlands Antilles.

12.2
Any dispute, controversy or claim arising out of or relating to this Pledge Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one arbitrator and the appointing authority shall be LCIA. The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties to this Pledge Agreement hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Pledgor and the Company agree that they shall not seek from any judicial authority, any interim measures of protection or pre-award relief against the Pledgee, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by the Pledgee (but no other party) insofar as such dispute arises out of this Pledge Agreement or any other Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of the Pledgee as to any amount due to the Pledgee under this deed or any Financing Agreement shall be prima facie evidence of such amount unless the findings in such certificate involve manifest error.

12.3
Notwithstanding Section 12.2, this Pledge Agreement and any other Financing Agreement, and any rights of the Pledgee arising out of or relating to this Pledge Agreement or any other Financing Agreement, may, at the option of the Pledgee, be enforced by the Pledgee in the courts of the Netherlands Antilles, Bermuda or England or in any other courts having jurisdiction. For the benefit of the Pledgee, the Pledgor and the Company hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Pledge Agreement or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof. Each of the Pledgor and the Company hereby irrevocably designate, appoint and empower CME Development Corp. at its registered office (being, on the date hereof, at Aldwych House, 81 Aldwych, London WC2B 4HN, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Pledgee in respect of this Pledge Agreemewnt or any Financing Agreement. The Pledgor and the Company hereby irrevocably consent to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Pledgor and the Company covenant and agree that, so long as they have any obligations under this Pledge Agreement, they shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Pledgee in respect of this Pledge Agreement or any Financing Agreement and shall keep the Pledgee advised of the identity and location of such agent. Nothing herein shall affect the right of the Pledgee to commence legal actions or proceedings against the Pledgor or the Company in any manner authorised by the laws of any relevant jurisdiction. The commencement by the Pledgee of legal actions or proceedings in one or more jurisdictions shall not preclude the Pledgee from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Pledgor and the Company irrevocably waive any objection they may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim they may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

12.4	The Pledgor and the Company agree to the provisions of Section 12.2 and 12.3 solely because the counterparty to this Pledge Agreement as at the date hereof is the Pledgee.

12.5	For the avoidance of doubt, no provision in Section 12.2, 12.3 and 12.4, can be interpreted as being a provision as referred to in article 3:248 paragraph 2 of the Netherlands Antilles Civil Code.

13.	Amendment of this Pledge Agreement

This Pledge Agreement may only be amended by a written agreement executed by each of the Pledgor and the Pledgee. Pledgor and Pledgee shall notify the Company of such amendment in writing.

14.	Severability

The illegality, invalidity or unenforceability of any provision of this Pledge Agreement or any part thereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provision or part thereof. Any illegal, invalid or unenforceable provision shall have the effect of an alternative provision that would be valid and the purpose of which conforms with the first mentioned provision and that would presumably have been included in this Pledge Agreement in order to carry out the intentions of the parties if the first mentioned provision had been omitted in view of its illegality, invalidity or unenforceability.

14.	Counterparts

This Pledge Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same document.

The signatures follow on the next page.
The remainder of this page is intentionally left blank.

SIGNATURE PAGE PLEDGE AGREEMENT ON SHARES

The parties hereto have caused this Pledge Agreement to be duly executed on the day and year first written above.

Central European Media Enterprises Ltd.
as the Pledgor

/s/ Michael Garin
By:	Michael Garin
Its:	Chief Executive Officer

European Bank for Reconstruction and Development
as the Pledgee

/s/ David Cooper
By:	David Cooper
Its:	Acting Director - Telecoms, Informatics and Media

Central European Media Enterprises N.V.

/s/ Mark Wyllie
By:	Mark Wyllie
Its:	Managing Director

Annex I

Annex II

Annex III